EXHIBIT 19



Highlights (unaudited)
(Dollars in thousands, except per share amounts)

                                                  Three Months Ended March 31,                 Twelve Months Ended March 31,

                                                                        % Increase                                      % Increase
                                                   1996           1995   (Decrease)              1996             1995   (Decrease)

Revenues and sales                             $774,266        $763,615          1          $3,120,376       $2,988,867       4
Net income                                     $ 84,073        $ 78,623          7          $  360,066       $  278,490      29
Primary earnings per average
   common share outstanding                        $.44            $.41          7               $1.89            $1.46      29

Excluding gain on disposal or exchange of
   assets, write-down of assets and other:
   Net income                                  $ 85,554        $ 78,623          9          $  341,698       $  310,713      10
   Earnings per share                              $.45            $.41         10               $1.79            $1.63      10

Average common shares
   including equivalents                    190,610,000     190,009,000          -         190,218,000      189,530,000       -
Annual dividend rate per common share             $1.04            $.96          8
Total assets                                                                                $5,246,250       $4,828,974       9
Telephone access lines                                                                       1,622,499        1,663,758      (2)
Cellular customers                                                                             663,406          520,480      27

                                       14
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


Business Segments (unaudited)
(Dollars in thousands)


                                       Three Months Ended March 31,                             Twelve Months Ended March 31,

                                                             % Increase                                                  % Increase
                                       1996         1995     (Decrease)                           1996           1995    (Decrease)

Revenues and Sales:
  Telephone                        $289,808     $302,526            (4)                     $1,184,955     $1,186,511            -
  Information services              226,659      218,313             4                         934,691        880,021            6
  Product distribution              111,634      113,490            (2)                        446,263        447,498            -
  Cellular                          108,153       88,719            22                         417,556        315,991           32
  Other operations                   38,012       40,567            (6)                        136,911        158,846          (14)
    Total                          $774,266     $763,615             1                      $3,120,376     $2,988,867            4


Operating Income:
  Telephone                        $105,435     $107,898            (2)                     $  420,079     $  406,546            3
  Information services               29,966       27,545             9                         134,464        127,981            5
  Product distribution                6,459        7,135            (9)                         26,662         25,666            4
  Cellular                           32,547       21,464            52                         132,590         90,995           46
  Other operations                    2,454        2,368             4                           7,126         12,989          (45)
  Corporate expenses                 (5,696)      (4,872)           17                         (27,316)       (19,050)          43
    Total                          $171,165     $161,538             6                      $  693,605     $  645,127            8

                                       15
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

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share amounts)


                                                          Three Months                             Twelve Months
                                                         Ended March 31,                          Ended March 31,

                                                         1996          1995                       1996           1995

Revenues and Sales:
  Service revenues                                   $607,046      $590,766                 $2,458,106     $2,305,619
  Product sales                                       167,220       172,849                    662,270        683,248
  Total revenues and sales                            774,266       763,615                  3,120,376      2,988,867

Costs and Expenses:
  Cost of products sold                               108,467       115,069                    442,517        439,741
  Operations                                          336,417       335,790                  1,353,188      1,308,408
  Maintenance                                          36,699        37,158                    147,439        153,164
  Depreciation and amortization                       105,992        96,474                    419,317        375,509
  Taxes, other than income taxes                       15,526        17,586                     64,310         66,918
  Total costs and expenses                            603,101       602,077                  2,426,771      2,343,740

Operating Income                                      171,165       161,538                    693,605        645,127

Other income, net                                         546         1,576                      1,451         (3,206)
Interest expense                                      (34,210)      (37,132)                  (142,506)      (142,767)
Gain on disposal or exchange of assets,
  write-down of assets and other                       (2,278)           --                     28,497        (54,157)

Income before income taxes                            135,223       125,982                    581,047        444,997
Income taxes                                           51,150        47,359                    220,981        166,507

Net income                                             84,073        78,623                    360,066        278,490
Preferred dividends                                       274           317                      1,115          1,239

Net income applicable to common shares               $ 83,799      $ 78,306                 $  358,951     $  277,251

Primary Earnings per Share                               $.44          $.41                      $1.89          $1.46

                                       16
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


Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

                                                                     Three Months                         Twelve Months
                                                                    Ended March 31,                      Ended March 31,

                                                                    1996           1995                   1996           1995

Net Cash Provided by Operations                                 $177,125       $168,126               $698,185       $623,467

Cash Flows from Investing Activities:
  Additions to property, plant and equipment                    (102,866)      (140,149)              (485,781)      (626,668)
  Sale of property                                                38,687             --                251,598             --
  Additions to capitalized software development costs            (12,930)       (11,853)               (53,385)       (41,287)
  Investments sold (acquired)                                     31,126         (9,097)                 6,494        (22,141)
  Other, net                                                      (6,916)         1,061                (79,996)       (13,972)

    Net cash used in investing activities                        (52,899)      (160,038)              (361,070)      (704,068)

Cash Flows from Financing Activities:
  Dividends on preferred and common stock                        (49,489)       (45,502)              (186,257)      (173,765)
  Reductions in long-term debt                                  (357,203)       (12,858)              (621,981)      (157,523)
  Long-term debt issued                                          305,707         27,122                496,749        378,557
  Common stock issued                                              1,630          5,980                 12,875         20,579
  Other, net                                                         (54)            (3)                (1,188)       (11,459)

    Net cash provided by (used in) financing activities          (99,409)       (25,261)              (299,802)        56,389

Increase (decrease) in cash and short-term investments            24,817        (17,173)                37,313        (24,212)

Cash and Short-term Investments:
  Beginning of period                                             21,421         26,098                  8,925         33,137

  End of period                                                 $ 46,238       $  8,925               $ 46,238       $  8,925

                                       17

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

Consolidated Balance Sheets (unaudited)


Assets (Dollars in thousands)
                                                  March 31,       Dec. 31,       March 31,
                                                    1996           1995           1995

Current Assets:
   Cash and short-term investments               $   46,238     $   21,421     $    8,925
   Accounts receivable (less allowance for
      doubtful accounts of $18,431, $18,439
      and $21,234 respectively)                     589,345        582,797        528,430
   Materials and supplies                            21,676         22,191         29,232
   Inventories                                       96,278         89,667         90,145
   Prepaid expenses                                  27,211         15,165         24,218
   Total current assets                             780,748        731,241        680,950

Investments                                         728,447        611,706        395,830
Excess of cost over equity in
   purchased entities                               476,375        480,070        489,741

Property, Plant and Equipment:
   Telephone                                      3,651,202      3,733,468      3,783,468
   Information services                             476,545        468,648        393,811
   Cellular                                         494,220        462,397        371,285
   Other                                             26,931         28,965         30,086
   Under construction                               166,052        148,349        238,794
   Total property, plant and equipment            4,814,950      4,841,827      4,817,444
   Less accumulated depreciation                  1,865,806      1,869,075      1,792,925
   Net property, plant and equipment              2,949,144      2,972,752      3,024,519

Other assets                                        311,536        277,336        237,934

Total Assets                                     $5,246,250     $5,073,105     $4,828,974

                                       18

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


Liabilities and Shareholders' Equity

                                                  March 31,       Dec. 31,       March 31,
                                                    1996           1995           1995

Current Liabilities:
   Current maturities of long-term debt          $   37,039     $   36,892     $   46,705
   Accounts payable                                 210,045        213,944        228,466
   Advance payments and customers' deposits          80,516         73,660         63,164
   Accrued taxes                                     73,888         58,341         50,047
   Accrued dividends                                 49,166         49,149         45,252
   Other current liabilities                        139,584        137,298        149,528
   Total current liabilities                        590,238        569,284        583,162

Deferred Credits:
   Investment tax                                    20,204         21,821         29,376
   Income taxes                                     633,666        544,435        420,962
   Total deferred credits                           653,870        566,256        450,338

Long-term debt                                    1,699,719      1,761,604      1,865,445
Other liabilities                                   238,683        233,318        226,835
Preferred stock, redeemable                           6,998          7,078          7,748

Shareholders' Equity:
   Preferred stock                                    9,240          9,241          9,295
   Common stock                                     189,440        189,268        188,787
   Additional capital                               357,183        355,663        344,715
   Unrealized holding gain on investments           293,600        208,681        115,352
   Retained earnings                              1,207,279      1,172,712      1,037,297
   Total shareholders' equity                     2,056,742      1,935,565      1,695,446

Total Liabilities and Shareholders' Equity       $5,246,250     $5,073,105     $4,828,974

                                       19

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                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    FINANCIAL STATEMENT PRESENTATION:

      The consolidated financial statements at March 31, 1996 and 1995 and for the three and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.

                                       20


To ALLTEL Stockholders:

ALLTEL Corporation recently announced its financial results for the period ended March 31, 1996.
     First quarter earnings per share from operations were 45 cents per share, compared with 41 cents per share a year ago, a 10 percent increase. Net income from operations for the first quarter of 1996 was $85,554,000, compared with $78,623,000 in the first quarter of 1995, an increase of 9 percent. Revenues and sales were $774,266,000, compared with $763,615,000 in the corresponding quarter of 1995.
     Earnings per share from operations for the 12 months ended March 31, 1996 were $1.79, compared with $1.63 a year ago, while net income from operations was $341,698,000, compared with $310,713,000 in the year-ago period. Revenues and sales were $3,120,376,000 compared to $2,988,867,000 in 1995.
     Including one-time items, first quarter earnings per share and net income rose 7 percent to 44 cents and $84,073,000, respectively. Earnings per share and net income for the 12 months ended March 31, 1996 rose 29 percent to $1.89 and $360,066,000, respectively.
     The first quarter 1996 results include debt refinancing costs primarily offset by a gain on the sale of telephone properties. The rolling 12-month results for 1996 include a net after-tax gain of $18 million or 10 cents per share primarily resulting from the sale of telephone properties partially offset by debt refinancing costs.
     ALLTEL's earnings per share from operations showed double-digit growth. This is the result of strong operating income growth in cellular, solid performance from telephone and modest gains in information services.
     Results also included the effects of long-term repositioning efforts executed in ALLTEL's three primary businesses.
     As expected, telephone's reported results reflected the sale of several properties. Internal growth rates, however, remained solid, and the Company posted additional productivity gains.
     Cellular was once again the primary driver of earnings growth - generating strong increases in revenues, operating income and customers. Cellular's results include the impact of a 1995 market repositioning transaction with BellSouth, which produced a reduction in customers and revenues but gave ALLTEL operating control of a larger area.
     Results at information services reflected growth in its existing customer base, as well as the addition of new customers. Results also include the effects of the third quarter 1995 sale of information services' check processing operations, which reduced the first quarter revenue growth rate.

1996 Stockholders Meeting Results

At ALLTEL's Annual Meeting of Stockholders held April 25 in Little Rock, Arkansas, John R. Belk, W.W. Johnson and William H. Zimmer, Jr. were elected directors to the class whose term will expire in 1999. Stockholders also re-elected Arthur Andersen LLP independent auditors for the 1996 fiscal year.
     In addition, Carl H. Tiedemann and John E. Steuri retired from the Company's Board of Directors.
     Tiedemann had been a director since 1980. Steuri joined ALLTEL's board in 1990. In their years of service to the Company, the stockholders benefitted greatly from their business counsel.

Board Declares Dividends

ALLTEL Corporation's Board of Directors declared regular quarterly dividends on the Company's common stock. The 26 cent dividend is payable July 3, 1996 to stockholders of record as of June 7, 1996.
         Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable on June 15, 1996 to stockholders of record as of May 24, 1996.


/s/ Joe Ford
Joe T. Ford,
Chairman, President and Chief Executive Officer
April 25, 1996

                                       22